Exhibit 99.3

                    The Interpublic Group of Companies, Inc.
                      Announces pricing of common stock and
            Series A mandatory convertible preferred stock offerings

The Interpublic Group of Companies, Inc. (NYSE: IPG) announced today that it has priced its $627.4 million concurrent offerings of common stock and Series A mandatory convertible preferred stock. The securities will be issued under the company's existing shelf registration statement. Interpublic will issue approximately 22.4 million shares of common stock at $13.50 per share and 6.5 million shares of 3-year Series A mandatory convertible preferred stock. The mandatory convertible preferred stock will have a dividend yield of 5.375 percent. On maturity, each share of Series A mandatory convertible preferred stock will convert, subject to adjustment, to between 3.0358 and 3.7037 shares of common stock, depending on the then-current market price of the company's common stock, representing a conversion premium of approximately 22 percent over the stock price of $13.50 per share. Under certain circumstances, the Series A mandatory convertible preferred stock may be converted prior to maturity at the option of the holders or the company. In each offering, the underwriters have a 15% over-allotment option.

Interpublic intends to use the net proceeds from these financing activities to redeem its 1.80% Convertible Subordinated Notes due 2004. Funds raised in the offerings but not used in the offer to redeem will be used for general corporate purposes and to further strengthen the company's balance sheet and financial condition.

Citigroup, JPMorgan and UBS Investment Bank are acting as the joint book-running managers for both the common stock offering and the Series A mandatory convertible preferred stock offering. Copies of the prospectus supplement can be obtained from Citigroup (Prospectus Department, 140 58th Street, Brooklyn, NY 11220, phone: (718) 765-6732), JPMorgan (Prospectus Hotline, phone: (212) 552-5164), and UBS Investment Bank (ECMG Syndication, 299 Park Avenue, New York, NY 10171, phone: (212) 821-3000).

This press release shall not constitute an offer to sell or a solicitation of an offer to buy shares of common stock or shares of Series A mandatory convertible preferred stock. Shares of common stock or shares of Series A mandatory convertible preferred stock will not be sold in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draft, Foote, Cone & Belding Worldwide, Golin/Harris International, Initiative Media, Lowe & Partners Worldwide, McCann-Erickson, Universal McCann and Weber Shandwick Worldwide. Leading domestic brands include Campbell-Ewald, Deutsch and Hill Holliday.

Cautionary Statement

This document contains forward-looking statements. Interpublic's representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about Interpublic's beliefs and expectations, particularly regarding recent business and economic trends, the impact of litigation, dispositions, impairment charges, the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in this section. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effects of global, national and regional economic and political conditions, Interpublic's ability to attract new clients and retain existing clients, the financial success of Interpublic's clients, developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

Interpublic's liquidity could be adversely affected if Interpublic is unable to access capital or to raise proceeds from asset sales. In addition, Interpublic could be adversely affected by developments in connection with the purported class actions and derivative suits that it is defending or the SEC investigation relating to the restatement of its financial statements. Its financial condition and future results of operations could also be adversely affected if Interpublic recognizes additional impairment charges due to future events or in the event of other adverse accounting-related developments.

At any given time, Interpublic may be engaged in a number of preliminary discussions that may result in one or more acquisitions or dispositions. These opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any of these transactions may lead to increased volatility in the trading price of Interpublic's securities.

The success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired businesses into Interpublic's current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract new personnel and clients.

Investors should evaluate any statements made by Interpublic in light of these important factors.

CONTACT: For The Interpublic Group of Companies, Inc., New York

Press:
Philippe Krakowsky, (212) 399-8088
or
General Inquiries:
Julie Tu, (212) 445-8456
or
Analysts:
Dan Leib, (212) 621-5767

SOURCE: The Interpublic Group of Companies, Inc.